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                                                                    EXHIBIT 10.1

                        CONFIDENTIAL SEPARATION AGREEMENT
                                       AND
                                 GENERAL RELEASE

     This Confidential Separation Agreement and General Release ("Agreement") is entered into as of January 18, 2000, between WALLACE COMPUTER SERVICES, INC. ("Wallace") and ROBERT J. CRONIN ("Cronin"). The purpose of this Agreement is to acknowledge and clarify the understandings and agreements of the parties relating to Cronin's separation from service with Wallace.

     1. Termination of Employment. Cronin shall resign from all offices, directorships and fiduciary positions with Wallace, its affiliates and their respective benefit plans, including, without limitation, from the positions of Chairman and Chief Executive Officer of Wallace and as a member of Wallace's Board of Directors, effective as of January 18, 2000 (hereinafter referred to as the "Termination Date"). Cronin's employment with Wallace shall terminate as of such date. The parties acknowledge and agree that such resignation by Cronin shall be deemed to be with Good Reason within the meaning of Paragraph 10(b) of the Employment Agreement entered into between the parties as of July 1, 1997 (the "Employment Agreement"). Wallace hereby waives notice of that resignation. The parties further acknowledge and agree that the Termination Date hereunder shall constitute the Termination Date for purposes of the Employment Agreement.

     2. Obligations of the Parties Under the Employment Agreement, Including Wallace's Obligations Under Paragraph 10(b) Thereof. The parties acknowledge their respective obligations under the Employment Agreement, including, without limitation, Wallace's obligations under Paragraph 10(b) thereof. With regard to Paragraphs 10(b)(i) and 10(b)(ii) of the Employment Agreement, on January 25, 2000 (being the date determined under Paragraph 15 hereof) (the "Initial Payment Date"), Wallace shall make payment of the Accrued Obligations as defined in the Employment Agreement (including, but not limited to, accrued vacation pay) and Wallace shall make payment of a prorated cash bonus for the fiscal year ending in 2000 in the amount of $180,000 (being six-twelfths of a target bonus of 60% of Cronin's base compensation). As regards Paragraph 10(b)(iii) of the Employment Agreement, the parties agree that in lieu of any payments to which Cronin would otherwise be entitled thereunder, Wallace shall pay Cronin in a single lump sum on the Initial Payment Date, the amount of $1,920,000. Under Paragraph 10(b)(iv) of the Employment Agreement, Wallace shall continue to provide benefits to Cronin for a period of two (2) years after the Termination Date, as provided in said Paragraph 10(b)(iv), including, without limitation, health benefits under Wallace's group health plan. At the termination of said two-year period, Cronin shall be offered the opportunity to elect continuation coverage under Wallace's group health plan in accordance with Internal Revenue Code ("Code") Section 4980B(f), as it or a successor Code section may exist at such time. With respect to Paragraph 10(b)(vi) of the Employment Agreement, Cronin agrees to waive his rights to outplacement services thereunder and Wallace agrees to pay him in lieu thereof $50,000, which Wallace shall pay to Cronin on the Initial Payment Date.

     3. Uninsured Medical Expenses. In connection with the benefits to which Cronin is entitled under Paragraph 7(b) of the Employment Agreement (relating to uninsured Medical

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Expenses), the parties acknowledge and agree that, as of the Termination Date,
Cronin is age 55 and, therefore, the reimbursement or payment of medical expenses on behalf of Cronin and/or his spouse under said Paragraph 7(b) shall be limited to an aggregate of $150,000, exclusive of the benefits referred to in the fourth sentence of Paragraph 2.

     4. Supplemental Retirement Benefit. With respect to Paragraph 7(c) of the Employment Agreement (relating to Supplemental Retirement Benefit), the parties further acknowledge and agree that Cronin's Supplemental Retirement Percentage shall be 27.5%. Such benefits shall be paid not less frequently than monthly in accordance with Wallace's customary practices; and shall not be reduced by monthly Social Security Retirement benefits prior to Cronin's Social Security retirement age.

     5. Equity Compensation. Wallace shall pay any amounts to Cronin to which he is entitled under Wallace's phantom stock plan in accordance with its terms, based on the price of Wallace's stock on January 14, 2000, which the parties agree was $16.25 per share, with the number of shares of phantom stock held by Cronin to be determined as of the date hereof. Similarly, Cronin shall be entitled to exercise any stock options in accordance with the terms of any Wallace stock option plan in which he participates, any applicable award agreement under such a plan, and the Employment Agreement, with the number of shares which are subject to such options, and the respective exercise prices, to be as determined by further written agreement of Cronin and Wallace based upon their customary records as to stock option awards previously made to Cronin; provided that, with respect to any and all stock options which are exercisable and have exercise prices less than $13.00 per share, Cronin shall, in return for cancellation of all such options on the Termination Date, receive on the Initial Payment Date a lump sum cash payment from Wallace equal to the excess of (a) the aggregate amount of $16.25 per share over (b) the aggregate exercise price for the option, as reflected on the records of Wallace relating to the stock options as previously reported by Wallace to Cronin; and all of Cronin's other options, all of which shall be vested as of the Termination Date pursuant to the Employment Agreement, shall be exercisable for a period of two years after the Termination Date.

     6. Public Announcements and Non-Disparagement. Cronin and Wallace shall mutually agree upon the content of any voluntary statements, whether oral or written, to be made by Cronin or Wallace to any third party or parties regarding Cronin's termination of employment, including, without limitation, any press release or other statements to the press, except that this Paragraph 6 shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Cronin and Wallace each hereby covenant and agree not to make any public or private statements to any third party, including, without limitation, to any representative of any news organization, regarding the other party hereto that are intended to, or can reasonably be expected to, cause such other party's reputation to be damaged in any material respect.

     7. Payment of Certain Expenses. In addition to any rights which Cronin may have under Paragraph 13 of the Employment Agreement, Wallace agrees to reimburse Cronin for reasonable attorney fees incurred in connection with the preparation of this Agreement and the



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Consulting Agreement between Cronin and Wallace of even date hereof, subject to a limit of $15,000.

     8. Confidentiality, Records and Nonsolicitation. In addition to his covenants under Paragraph 8 of the Employment Agreement (relating to Confidentiality, Records, Nonsolicitation and Enforcement), Cronin further covenants and agrees that he shall not disclose or discuss, other than with legal counsel, personal tax or financial advisors, or members of Cronin's immediate family, either the existence of or any details of this Agreement, except that which Wallace publicly discloses. Cronin further agrees that, insofar as he discusses the circumstances of his termination of employment with anyone other than those parties listed in the previous sentence, he will state only that he voluntarily retired and that he has agreed with Wallace not to make any further comment. To the extent Cronin discusses the existence or terms of this Agreement with any third party as authorized above, Cronin shall inform such third party of the obligation to maintain confidentiality of all communications concerning this Agreement and take reasonable and appropriate efforts to assure such continued confidentiality.

     9. Limitations on Compensation and Benefits. Cronin's benefits under the Wallace deferred income (capital accumulation) plan shall be paid in accordance with and in the amounts due under the terms of such plan (i.e., in a single sum annually no later than January 15 of each relevant year). Except as specifically provided in the Employment Agreement, as modified, supplemented or liquidated by this Agreement, or in this Agreement, and except as specifically provided by Wallace's customary practice for payment of accrued Board of Director's fees, Cronin hereby waives any and all claims to salary, incentives, payments, or benefits of any kind.

     10. Mutual Release of Claims.

          (a) Cronin's Release. Except as to the benefits expressly made available to Cronin hereunder and any accrued vested benefits available to Cronin under the express terms and conditions of any employee benefit plan maintained by Wallace or any of its subsidiaries or affiliates, Cronin, as his free and voluntary act and on behalf of himself, his heirs, administrators, executors, successors and assigns, hereby releases and discharges Wallace, its subsidiaries and affiliates and the directors, officers, employees, and agents of each of them, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind, including but not limited to any and all claims, demands, rights, and/or causes of action arising out of allegations relating to a claimed breach of an alleged oral or written contract, or relating to purported employment discrimination or civil rights violations (such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e, et seq), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and 1983), the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.), the Equal Pay Act of 1963 (29 U.S.C. Section 201 et seq.), the Family and Medical Leave Act (29 U.S.C. Section 2691 et seq.), the Americans With Disabilities Act (42 U.S.C. Section 12,101 et seq.), the Employee Retirement Income Security Act (29 U.S.C. Section 1001 et seq.), the Illinois Human Rights Act (775 ILCS 5-101 et seq.),



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the Illinois Wage payment and Collection Act (820 ILCS 115/1 et seq.), or any other applicable federal, state or local law, regulation, ordinance or order) which he might have or assert against any of said entities or persons (1) by reason of his active employment by Wallace or the termination of said employment relationship and all circumstances related thereto, or (2) by reason of any other matter, cause or thing whatsoever, from the beginning of time to the date of execution of this Agreement; provided, however, that this Agreement shall not limit or impair Cronin's right as a former officer and director of Wallace to indemnification by Wallace to the full extent provided, by the corporate governing documents or any employee benefit plan of Wallace or under any director and officer liability insurance policy maintained by Wallace, for any incumbent or former officer or director of Wallace; and further provided, however, that Cronin does not release any rights under the Employment Agreement (including, without limitation, Paragraph 13 thereof) as applicable to post Date of Termination payments or benefits under the Employment Agreement, as modified, supplemented or liquidated by this Agreement.

          (b) Wallace's Release. Wallace, on behalf of itself, any predecessors in interest, whether or not incorporated, its shareholders (in their capacity as such) and its successors and assigns does hereby irrevocably and unconditionally release Cronin and his estate, heirs, beneficiaries, executors, personal representatives or other successors and assigns, from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that it or they have had or now have, based on any and all aspects of Cronin's employment with Wallace or his separation from employment with Wallace, including but not limited to: all claims arising under the Employment Agreement; any and all claims for breach of express or implied contracts or the covenant of good faith and fair dealing (whether written or oral), and any and all claims for breach of fiduciary duty, breach of promise, detrimental reliance or tort, whether based on common law or otherwise and any and all claims that may be asserted on Wallace's behalf by its shareholders or any other third party. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the foregoing, Wallace does not release any claims that may hereafter arise.

     11. Validity of Agreement. If any provision, or portion thereof, of this Agreement is determined to be invalid under any applicable statute or rule of law, only such provision, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which shall remain fully in force and effect.

     12. Tax Withholding. All payments to Cronin by Wallace under this Agreement shall be subject to the withholding of any taxes required to be withheld by federal, state, or local law with respect to any such payment.

     13. Applicable Law. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to choice of laws principles.


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     14. Headings. The headings of the paragraphs of this Agreement have been included solely for convenience of reference and are not to be used in the interpretation of the provisions of this Agreement.

     15. OWBPA Rights. Cronin understands that, pursuant to the Older Workers Benefit Protection Act of 1990, he has the right to consult with an attorney before signing this Agreement, he has twenty-one (21) days to consider this Agreement before signing it and may revoke the Agreement within seven (7) calendar days after signing it. Cronin further understands that the Agreement will not become effective or enforceable until the seven-day revocation period has expired and that the benefits provided in this Agreement will not be provided until such period has expired.

     16. Entire Agreement. Subject to the terms of the Consulting Agreement between Cronin and Wallace of even date herewith, this Agreement constitutes the entire agreement between Wallace and Cronin with respect to the subject matter hereof and shall not be amended, modified, or amplified without specific written provision to that effect, signed by both parties. No oral statement of any person whosoever shall, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement.

     17. Additional Representations. By signing this Agreement, Cronin states that:

          (a) He has read it and has had sufficient time to consider its terms;

          (b) He understands it and knows that he is giving up important rights;

          (c) He agrees with everything in it;

          (d) He is aware of his right to consult an attorney before signing it, and has been so advised; and

          (e) He has signed it knowingly and voluntarily.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Attest:                                        WALLACE COMPUTER SERVICES, INC.

                                               By:
---------------------                          -------------------------------
                                               Title:





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Witness:                                    ROBERT J. CRONIN


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